EXHIBIT 99.1
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE ANNOUNCES STOCK REPURCHASE PROGRAM
PITTSBURGH, PA, JULY 26, 2007 — Tollgrade Communications, Inc. (Nasdaq: TLGD) today announced that its Board of Directors has approved a program for the repurchase of up to 1,000,000 shares of the Company’s common stock through December 31, 2007. As of June 30, 2007, the Company had approximately 13,263,000 shares of common stock outstanding.
Share repurchases under this program may be made through open market and privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 300 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com
Forward-Looking Statement
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the company’s determination from time to time whether to purchase any shares under the repurchase program.
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